Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-130354) and related Prospectus of NuVasive, Inc., which is expected to be filed on or about January 23, 2006, and to the incorporation by reference therein of our report dated February 16, 2005, with respect to the consolidated financial statements and schedule of NuVasive, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

January 18, 2006